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                                                        FOR IMMEDIATE RELEASE

CONTACT:

Robert F. Apple
Chief Financial Officer                                 Don Weinberger
INKINE PHARMACEUTICAL COMPANY, INC.                     WOLFE AXELROD ASSOCIATES
(610) 260-9350                                          (212) 370-4500


                  INKINE PHARMACEUTICAL RAISES $3.0 MILLION IN
                           PRIVATE PLACEMENT FINANCING

BLUE BELL, PA SEPTEMBER 21, 1999 - INKINE PHARMACEUTICAL COMPANY, INC. (NASDAQ:
INKP) today announced that it has secured $3.0 million in new financing in a private placement of InKine common stock. Ladenburg Thalmann & Co Inc. arranged the private placement in a transaction with the Tail Wind Fund, Ltd., a London based worldwide investor in emerging growth companies. Oxford Bioscience Partners, the company's largest shareholder, also participated. As part of the registration rights agreement, InKine will file a registration statement for the new shares with The Securities and Exchange Commission within thirty days of closing.

The private placement consisted of 2,307,691 new, unregistered shares of Common Stock and a four-year warrant for 761,538 additional shares at a strike price of $1.78.

According to Robert F. Apple, Senior Vice President and Chief Financial Officer of InKine, "This financing provides InKine, along with its existing resources, more than a year of cash and will allow the Company to continue its aggressive commercialization plan for Diacol, (TM) the Company's lead drug candidate for use prior to colonoscopy." The Company plans to file its New Drug Application with the Food and Drug Administration later this year.

                          -----------------------------

InKine Pharmaceutical Company, Inc. is a publicly traded biopharmaceutical company with two late-stage clinical compounds: a purgative product for colonoscopies and other procedures and uses; and a steroid molecule for treatment of Idiopathic Thrombocytopenic Purpura (ITP). The Company is focused on the diagnosis and treatment of cancer and autoimmune diseases, and has the additional strategy of acquiring late-stage drug candidates with short time lines to commercialization. Support of early-stage product opportunities comes through its university-based sponsored research agreements.

This announcement contains certain forward-looking statements that are subject to risks and uncertainties, including in particular the statement regarding the submission of an NDA for Diacol later this year. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the risks and uncertainties discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998, as filed with the Securities and Exchange Commission.

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